Exhibit 99.1

Molson Coors Reports 2017 First Quarter Results

First Quarter 2017 Highlights (versus First Quarter 2016 Pro Forma Results) (1)(2)

  Worldwide brand volume: 19.706 million hectoliters, increased 2.1%
  Global priority brand(3) volume increased 6.6%
  Net sales: $2.4 billion, decreased 0.5%, and increased 1.0% in constant currency
  Net sales per HL: $111.93, increased 2.4%, and increased 3.9% in constant currency
  U.S. GAAP net income from continuing operations attributable to MCBC: $201.9 million ($0.93 per diluted share), compared to pro forma net income of $257.4 million a year ago
  Underlying after-tax income: $165.6 million ($0.76 per diluted share), decreased 12.1%
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $514.9 million, decreased 3.6%, and was unchanged in constant currency
  Cash tax benefits resulting from the MillerCoors acquisition were $97.0 million for the first quarter, and transaction-related amortization was $11.2 million, net of tax. For the full year 2017, we now expect transaction-related cash tax benefits of nearly $390 million and transaction-related amortization of approximately $45 million, net of tax.

DENVER & MONTREAL--(BUSINESS WIRE)--May 3, 2017--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported U.S. GAAP net income from continuing operations attributable to MCBC of $201.9 million for the first quarter, down from pro forma net income of $257.4 million a year ago. This decrease was driven by lower net special and other non-core items this year, along with lower U.S. volume, mix shift to higher-cost products, higher brand amortization expense and higher corporate costs. The Company also reported a 12.1 percent decrease in underlying after-tax income for the first quarter of 2017, driven by lower income in the U.S. and Canada, as well as higher brand amortization expense and corporate costs.

Molson Coors president and chief executive officer Mark Hunter said, "With the completion of the MillerCoors transaction late last year and the changes we are making to align and enhance our organization, 2017 will be a transition year as we build a larger, stronger First Choice-focused company. Consistent with this, our results today reflect increased investments in the building blocks that will drive top-line growth, cost savings, profit growth, cash generation, debt pay-down, and total shareholder returns in the years ahead."

Mark added, "First quarter underlying earnings were lower than last year, primarily due to higher brand amortization expense and weaker January and February volumes in the U.S. this year-- and because we were cycling strong earnings comparatives from last year. First quarter underlying after-tax income in 2016 increased more than 35 percent compared to 2015 on a pro forma basis, partially due to the benefit of inventory dynamics and the timing of the Easter holiday. We have also made incremental investments this year to strengthen our global business and capabilities. Despite the softer start to this year, volume trends have improved since January and February, we are making great progress with our First Choice agenda in each of our businesses, and we are confident of delivering our full-year business plans."

Operating and Underlying Free Cash Flow

U.S. GAAP net cash used in operating activities for the first quarter was $118.3 million, which represents an increase in cash used of $30.0 million from prior year, driven by higher cash paid for interest and higher pension contributions, partially offset by lower cash tax payments.

Underlying free cash flow for the first quarter was a cash use of $221.3 million. This represents an increase in cash used of $19.9 million from the prior year, driven by higher interest payments, partially offset by lower cash tax payments and the addition of the other 58 percent of MillerCoors cash flows.

Underlying EBITDA (versus First Quarter 2016 Pro Forma Results)(1)

Underlying EBITDA was $514.9 million for the first quarter, a 3.6 percent decrease from a year ago. The decline was driven by higher corporate costs, declines from Canada and MillerCoors and negative foreign currency movements during the quarter, partially offset by growth in Europe. Underlying EBITDA on a constant-currency basis was unchanged from a year ago.

Foreign Exchange

The Company’s consolidated pro forma underlying EBITDA for the first quarter includes the negative effect of foreign currency movements totaling $19.1 million. Negative currency impacts of $12.6 million in Europe, $7.8 million in Corporate and $0.4 million in MillerCoors were partially offset by positive currency impacts of $1.4 million in Canada and $0.3 million in International.

Worldwide Brand and Financial Volume (versus First Quarter 2016 Pro Forma Results)(1)

Worldwide brand volume of 19.7 million hectoliters in the first quarter increased 2.1 percent versus the prior year. Financial volume of 21.9 million hectoliters in the first quarter decreased 2.8 percent versus the prior year.

As previously disclosed in our fourth quarter 2016 earnings release, financial volume now includes contract brewing and wholesaler non-owned brand volumes. The financial impact of these volumes has always been included in our results, and now we are also including the volume impact of these sales.

Worldwide brand volume excludes contract brewing and wholesaler non-owned brand volumes, and it includes royalty volumes. We also modified our worldwide brand volume definition to include an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the STR metric is important because, unlike STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Prior periods presented have been revised to reflect these changes. We believe this definition of worldwide brand volume more closely aligns with how we measure the performance of our owned brands within the markets in which they are sold.

Effective January 1, 2017, European markets, including Sweden, Spain, Germany, Ukraine and Russia, which were previously reported under our MCI segment, are now presented within our Europe segment. Additionally, effective January 1, 2017, the results of the MillerCoors Puerto Rico business, which were previously reported as part of the U.S. segment, are now reported within the MCI segment.

Effective Income Tax Rates (versus First Quarter 2016 Pro Forma Results)

The Company’s first quarter effective income tax rate was 23.7 percent on a reported basis and 23.4 percent on an underlying basis. The Company’s prior year pro forma first quarter effective income tax rate was 22.5 percent on a reported basis and 27.0 percent on an underlying basis. The effective tax rate on a reported basis was slightly higher this year due to the favorable tax treatment associated with the sale of our Vancouver brewery in 2016. The underlying effective tax rate was lower than the prior year due to geographic mix of income and higher discrete benefits in 2017.

Debt

Total debt at the end of the first quarter was $12.286 billion, and cash and cash equivalents totaled $395 million, resulting in net debt of $11.891 billion.

Business Segment Results

The following are the Company’s first quarter 2017 results by business segment:

United States Business (MillerCoors) (versus First Quarter 2016 Pro Forma Results) (1)

U.S. domestic sales-to-retailers volume (STRs) declined 2.0 percent for the quarter, driven by lower volume in the Premium Light and Below Premium segments. Domestic sales-to-wholesalers volume (STWs) decreased 4.0 percent for the quarter. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 0.2 percent for the quarter as a result of favorable net pricing, partially offset by negative sales mix.

Cost of goods sold (COGS) per hectoliter increased 1.7 percent for the quarter, driven by higher input costs and volume deleverage, partially offset by supply chain cost savings. Marketing, general and administrative (MG&A) expense decreased 3.7 percent due to lower brand investments and lower employee-related expenses.

On a U.S. GAAP basis, MillerCoors income from continuing operations before income tax was $315.6 million for the first quarter. The 3.4 percent increase versus the same period in the prior year was primarily due to lower special charges related to the Eden, North Carolina, brewery closure; lower MG&A expenses; and net pricing growth, partially offset by lower volume and higher COGS per hectoliter.

MillerCoors underlying EBITDA for the first quarter decreased 3.7 percent to $441.9 million, versus the same period in the prior year, driven by lower volume and higher COGS per hectoliter, partially offset by lower MG&A expenses and net pricing growth.

Canada Business

Canada brand volume increased 0.7 percent in the first quarter, driven primarily by the addition of the Miller brands, as well as growth in Coors Banquet. Canada financial volume, which includes contract brewing volume, increased 1.1 percent and benefited from the timing of customer inventories. Net sales per hectoliter increased 3.9 percent in local currency, due primarily to positive pricing and brand mix, including growth in our import brands.

COGS per hectoliter increased 10.7 percent in local currency due to mix shift to higher-cost import brands, input cost inflation, unfavorable foreign currency movements, and cycling a temporary reduction in distribution costs last year, partially offset by ongoing cost savings initiatives. MG&A expense increased 21.2 percent in local currency, driven by higher brand amortization expense and commercial investments.

Canada reported income from continuing operations before income taxes of $23.1 million, compared to $146.6 million in the prior year, which was primarily driven by the gain on the sale of our Vancouver brewery last year.

Canada underlying EBITDA decreased 25.0 percent to $42.9 million in the quarter, primarily due to higher cost of goods sold and commercial investments this year, partially offset by positive pricing and mix. Foreign currency movements positively affected underlying EBITDA by $1.4 million.

Europe Business

Europe brand volume increased 9.6 percent in the first quarter versus a year ago, primarily driven by the transfer of royalty and export brand volume across Europe from our International business and the addition of the Miller brands, along with strong growth from Coors Light and Staropramen. These positive factors more than offset the impact of the later timing of the Easter holiday this year. Europe financial volume, which includes contract brewing and factored brands but excludes royalty volume, increased 2.3 percent. Europe net sales per hectoliter increased 16.3% percent in local currency, due to the release of a previously recorded indirect tax provision of approximately $50 million after a favorable ruling by a local jurisdictional court. The increase was also driven by positive mix, which more than offset negative net pricing.

COGS per hectoliter increased 1.7 percent in local currency, driven by mix shift to higher-cost brands and geographies, partially offset by higher net pension benefit this year. MG&A expense increased 14.1 percent in local currency, due to an approximate $11 million estimated bad debt provision established related to a customer in Croatia, higher brand investments and the addition of the Miller brand portfolio.

Europe reported income from continuing operations before income taxes of $30.6 million, compared to a loss of $1.2 million in the prior year due to the release of the indirect tax provision.

Europe underlying EBITDA increased 78.7 percent to $74.0 million, due to the release of the indirect tax provision, higher volumes and increased net pension benefit. These positive factors were partially offset by an estimated bad debt provision established related to a customer in Croatia, along with higher brand investments, the timing of the Easter holiday, and unfavorable foreign currency movements. Underlying EBITDA was negatively impacted by $12.6 million in foreign currency movements.

International Business

Total International brand volume increased by 65.2 percent in the first quarter, driven by the transfer of the Puerto Rico business from MillerCoors, the addition of the Miller global brands, and Coors Light growth, primarily in Latin America. These factors were partially offset by the transfer of royalty and export brand volume to Europe. Net sales per hectoliter increased 15.2 percent, driven by sales mix changes and higher pricing.

COGS per hectoliter increased 9.4 percent, due to sales mix changes. International MG&A expense increased 65.4 percent, driven by increased brand investments, along with overhead and integration costs related to the acquisition of the Miller global brands.

The International segment reported income from continuing operations before income taxes of $1.5 million versus a loss from continuing operations before income taxes of $2.3 million a year ago, driven by the transfer of the Puerto Rico business and the addition of the Miller global brands.

International underlying EBITDA was $5.0 million in the first quarter, versus a loss of $1.4 million a year ago, driven by higher volume associated the transfer of the Puerto Rico business and the addition of Miller global brands, along with positive pricing in Latin America. Foreign currency movements positively impacted underlying EBITDA by $0.3 million in the first quarter.

Corporate

Corporate pretax loss on a reported basis was $97.8 million in the first quarter, 6.7 percent lower than the prior year, primarily due to unrealized mark-to-market gains from commodity hedges this year, which more than offset increased interest expense and marketing general and administrative expense.

Underlying Corporate EBITDA was a loss of $48.9 million for the first quarter versus a $24.7 million loss in the prior year, driven primarily by higher interest expense and a foreign currency hedge loss of $8.3 million related to our first quarter debt issuance, as well as global investments in commercial, supply chain and information technology, as we build a larger, stronger company.

Special and Other Non-Core Items(4)

The following special and other non-core items have been excluded from underlying results.

During the first quarter, Molson Coors recognized a net special charge of $3.8 million, primarily driven by asset abandonment costs of $2.6 million in Europe related to the planned closure of our Burton South brewery, $2.0 million in the U.S. related to the Eden brewery closure and $1.2 million in Canada related to the planned closure of our Vancouver brewery. These factors were partially offset by a $2.9 million Other Postretirement Benefits curtailment gain recorded within the Canada segment.

Additionally, during the first quarter we recorded other non-core net gains of $52.2 million, primarily driven by unrealized mark-to-market gains on commodity hedges during the quarter, as well as a purchase-price-adjustment gain related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.

2017 First Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2017 first quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 1:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 1, 2017. The Company will post this release and related financial statements on its website today.

Upcoming Investor Webcasts

The Company will host online, real-time webcasts in May and June at the following events:

The Company will host its Annual Meeting of Stockholders on Wednesday, May 17, 2017, at 11:00 a.m. Eastern Time. The meeting will take place at the Molson Coors Montreal Brewery.

The Company will host a presentation to institutional investors and financial analysts in New York on Wednesday, June 7, 2017. The presentation is scheduled for 1:30 p.m. to 3:15 p.m. Eastern Time.

Live webcasts of both investor events will be accessible via the Molson Coors Brewing Company website, www.molsoncoors.com, on the Investors page. Online replays of the presentation webcasts will be available within two hours after the presentations.

Footnotes:

(1) Comparable 2016 figures have been prepared on a pro formas basis. Our U.S. segment pro forma information has been updated from the version previously provided on February 14, 2017, to reflect the removal of the Puerto Rico business effective as of January 1, 2017, from the results of the MillerCoors business, which were previously reported as part of the U.S. segment, and are now reported within the MCI segment. There have been no changes to our consolidated pro forma financial information from what was provided on February 14, 2017. Additionally, we have adjusted our reported brand volumes to reflect this change in Puerto Rico business reporting and to align our global volume reporting.

We have presented consolidated and U.S. segment pro forma information to enhance comparability of financial information between periods. Canada, Europe, International and Corporate results are not presented on a pro forma basis. The pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and gives effect to the acquisition of the remaining 58 percent interest of MillerCoors and the completed financing as if they were completed on January 1, 2016. Pro forma adjustments are based on items that are factually supportable, are directly attributable to the acquisition or the related completed financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. Any nonrecurring items directly attributable to the acquisition or the related completed financing are excluded in the pro forma statements of operations. Pro forma information does not include adjustments for costs related to integration activities following the completion of the acquisition, synergies or other cost savings that have been or may be achieved by the combined businesses. The pro forma information is unaudited, based on significant estimates and continues to be subject to significant change throughout the one-year post-acquisition measurement period, as we have referenced in our previous disclosures. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations of MCBC that actually would have resulted, had the acquisition occurred at the date indicated, nor does this information project the results of operations of MCBC for any future dates or periods.

(2) The Company calculates non-GAAP underlying pretax and after-tax income, underlying effective tax rate, underlying EBITDA and underlying free cash flow results by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for both underlying after-tax income and underlying EBITDA and net cash provided by operating activities for underlying free cash flow. In addition, constant-currency results exclude the impact of foreign currency movements. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures. Unless otherwise indicated, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s first quarter ended March 31, 2017, compared to the first quarter ended March 31, 2016. Additionally, all per-hectoliter calculations include contract brewing and non-owned factored beverage volume in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

(3) Our global priority brands include Coors Light, Coors Banquet, Miller Lite, MGD, Staropramen and Blue Moon Belgian White.

(4) See tables 1 and 2 for the impact of special and other non-core items.

Overview of Molson Coors

With a story that starts in 1774, Molson Coors has spent centuries defining brewing greatness. As the third largest global brewer, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Miller Lite, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Creemore Springs Premium Lager and Smith & Forge Hard Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors, Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability World Index for the past five years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present pretax and after-tax "underlying income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company and Subsidiaries

Table 1: First Quarter Actual and Pro Forma Underlying After-Tax Income

($ In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016	March 31, 2016
	Actual	Pro Forma(1)	Actual
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$201.9	$257.4	$163.2
Per diluted share	$0.93	$1.19	$0.80
Add/(less):
Special items, net(2)	3.8	(71.7)	(108.6)
42% of MillerCoors special items, net of tax(3)	—	—	15.5
Acquisition and integration related costs(4)	19.0	—	53.7
Unrealized mark-to-market (gains) and losses(5)	(63.1)	(2.3)	(2.3)
Other non-core items(6)	(8.1)	—	—
Tax effects on special and non-GAAP items(7)	12.1	4.9	(7.4)
Non-GAAP: Underlying after-tax income	$165.6	$188.3	$114.1
Per diluted share	$0.76	$0.87	$0.56
(1)	We have presented pro forma information to enhance comparability of financial information between periods. The pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and gives effect to the acquisition and the completed financing as if they were completed on January 1, 2016. Pro forma adjustments are based on items that are factually supportable, are directly attributable to the acquisition or the related completed financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition or the related completed financing are excluded in the pro forma statement of operations. Pro forma information does not include adjustments for costs related to integration activities following the completion of the Acquisition, cost savings or synergies that have been or may be achieved by the combined businesses. The pro forma information is unaudited, based on significant estimates and continues to be subject to significant change throughout the one-year post-acquisition measurement period, as we have referenced in our previous disclosures. The following unaudited pro forma information does not reflect the impact of the acquisition of the Miller global brand portfolio and other assets primarily related to the "Miller International Business" as defined in the purchase agreement, as we are not able to estimate the historical results of operations from this business and have concluded, based on the limited information available to MCBC, that it is insignificant to the overall Acquisition. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations of MCBC that actually would have resulted had the Acquisition occurred at the date indicated, or project the results of operations of MCBC for any future dates or periods.

(2)	Special items, net for the three months ended March 31, 2017, includes accelerated depreciation expense of $3.4 million related to the planned closures of our Vancouver brewery in Canada and Burton South brewery in the U.K. Special items for the three months ended March 31, 2016, includes accelerated depreciation expense of $3.0 million related to the planned closures of our Vancouver brewery in Canada and Burton South brewery in the U.K. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA in table 2 below. See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items, on an actual basis.

(3)	We recorded our 42% share of MillerCoors special charges on a reported basis for the three months ended March 31, 2016, and MillerCoors recorded special charges related to the closure of the Eden brewery, including $35.9 million of accelerated depreciation in excess of normal depreciation associated with the brewery. The tax effect related to our share of MillerCoors special items in 2016 was immaterial.

(4)	For the three months ended March 31, 2017, we have recorded charges of $0.7 million of transaction-related costs within cost of goods sold and $18.3 million of transaction-related costs recorded within marketing, general & administrative expenses.

(5)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility. The amounts included for the three months ended March 31, 2017, and March 31, 2016, include the unrealized mark-to-market on these commodity swaps.

(6)	A gain of $8.1 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.

(7)	The effect of taxes on the adjustments used to arrive at underlying income, a non-GAAP measure, is calculated based on applying the estimated underlying full-year effective tax rate to actual underlying earnings, excluding special and non-core items. The effect of taxes on special and non-core items is calculated based on the statutory tax rate applicable to the item being adjusted for in the jurisdiction from which each adjustment arises. Additionally, included in this line item is any applicable flow through MCBC tax impacts of MillerCoors special items for the pre-Acquisition period.

Molson Coors Brewing Company and Subsidiaries Table 2: Underlying Actual and Pro Forma EBITDA ($ In millions) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016	% change	March 31, 2016
	Actual	Pro Forma		Actual
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$201.9	$257.4	(21.6)%	$163.2
Add: Net income (loss) attributable to noncontrolling interests	6.5	3.6	80.6%	0.8
U.S. GAAP: Net income (loss) from continuing operations	208.4	261.0	(20.2)%	164.0
Add: Interest expense (income), net	96.6	90.9	6.3%	47.3
Add: Income tax expense (benefit)	64.6	75.7	(14.7)%	16.7
Add: Depreciation and amortization	197.1	219.4	(10.2)%	67.5
Adjustments included in underlying income(1)	(48.4)	(74.0)	(34.6)%	(57.2)
Adjustments to arrive at underlying EBITDA(2)	(3.4)	(38.9)	(91.3)%	(23.4)
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	—	—	—%	48.5
Non-GAAP: Underlying EBITDA	$514.9	$534.1	(3.6)%	$263.4

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.

(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

(3)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Molson Coors Brewing Company and Subsidiaries Table 3: Underlying Free Cash Flow ($ In millions) (Unaudited)

		Actual
		Three Months Ended
		March 31, 2017	March 31, 2016
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$(118.3)	$(88.3)
Less:	Additions to properties(1)	(180.0)	(71.1)
Less:	Investment in MillerCoors(1)	—	(413.7)
Add:	Return of capital from MillerCoors(1)	—	283.4
Add/(Less):	Cash impact of special items(2)	33.0	1.9
Add:	Non-core costs related to acquisition of businesses(3)	44.0	47.2
Add:	Cash paid for taxes related to the Acquisition(4)	—	38.8
Add:	MillerCoors cash impact of special items(5)	—	0.4
Non-GAAP:	Underlying Free Cash Flow	$(221.3)	$(201.4)

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for brewery closures and restructuring activities. Also, includes additions to properties within net cash used in investing activities related to the cash paid to build a new efficient and flexible brewery in British Columbia, following the sale of our Vancouver brewery in the first quarter of 2016. The proceeds of $140.8 million received from the sale of the Vancouver brewery are being used to fund the construction of the new brewery in British Columbia.

(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio.

(4)	Included in net cash provided by (used in) operating activities and reflects cash paid for income taxes related to the Acquisition.

(5)	Amounts represent our proportionate 42% share of the cash flow impacts for the pre-Acquisition period January 1, 2016, through March 31, 2016.

Molson Coors Brewing Company and Subsidiaries Table 4: Constant Currency Results (Unaudited) U.S. GAAP: Net Sales (In millions)

	Three Months Ended
	March 31, 2017	March 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$291.1	$268.0	8.6%	$9.5	5.1%
Europe	$381.6	$358.7	6.4%	$(45.6)	19.1%
MCI	$61.8	$31.0	99.4%	$(0.1)	99.7%
Corporate	$0.3	$0.4	(25.0)%	$—	(25.0)%

U.S. GAAP: Pretax Income (In millions)

	Three Months Ended
	March 31, 2017	March 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$23.1	$146.6	(84.2)%	$0.7	(84.7)%
Europe	$30.6	$(1.2)	N/M	$(8.8)	N/M
MCI	$1.5	$(2.3)	N/M	$0.3	N/M
Corporate	$(97.8)	$(104.8)	6.7%	$(7.9)	14.2%

Non-GAAP: Underlying Pretax Income (In millions)

	Three Months Ended
	March 31, 2017	March 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$13.3	$37.3	(64.3)%	$0.3	(65.1)%
Europe	$33.4	$(0.5)	N/M	$(9.2)	N/M
MCI	$2.7	$(2.3)	N/M	$0.3	N/M
Corporate	$(147.4)	$(53.4)	(176.0)%	$(7.9)	(161.2)%

Non-GAAP: Underlying EBITDA (In millions)

	Three Months Ended
	March 31, 2017	March 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Canada	$42.9	$57.2	(25.0)%	$1.4	(27.4)%
Europe	$74.0	$41.4	78.7%	$(12.6)	109.2%
MCI	$5.0	$(1.4)	N/M	$0.3	N/M
Corporate	$(48.9)	$(24.7)	(98.0)%	$(7.8)	(66.4)%

MCBC Consolidated (In millions)

	Three Months Ended
	March 31, 2017	March 31, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
	Actual	Pro forma
U.S. GAAP Net Sales	$2,448.7	$2,461.4	(0.5)%	$(36.2)	1.0%
U.S. GAAP Pretax Income	$273.0	$336.7	(18.9)%	$(16.1)	(14.1)%
Non-GAAP Underlying Pretax Income	$224.6	$262.7	(14.5)%	$(16.9)	(8.1)%
Non-GAAP Underlying EBITDA	$514.9	$534.1	(3.6)%	$(19.1)	—%

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income and non-GAAP underlying pretax income using the following steps:

1.	Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.

2.	Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.

3.	Determine the amount of actual non-operating foreign currency gains/losses realized as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.

4.	Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Worldwide Brand Volume Molson Coors Brewing Company and Subsidiaries Table 5: Actual and Pro Forma Worldwide Brand Volume (In millions of hectoliters) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016	% Change	March 31, 2016
	Actual	Pro forma		Actual
Financial Volume(1)	21.878	22.516	(2.8)%	6.330
Contract brewing and wholesaler volume(2)	(1.988)	(2.256)	(11.9)%	(0.581)
Royalty Volume(3)	0.798	0.337	136.8%	0.337
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.982)	(1.299)	(24.4)%	(0.002)
Owned Volume	19.706	19.298	2.1%	6.084
Proportionate share of Equity Investment Worldwide Brand Volume(1)	—	—	—%	5.550
Total Worldwide Brand Volume	19.706	19.298	2.1%	11.634

(1)	As a result of the Acquisition, we aligned our volume reporting policies resulting in adjustments to our historically reported volumes. Specifically, financial volume for all consolidated segments has been recast to include contract brewing and wholesaler non-owned brand volumes (including factored brands in Europe and non-owned brands distributed in the U.S.), as the corresponding sales are reported within our gross sales amounts. Additionally, financial volumes continue to include our owned brands sold to unrelated external customers within our geographic markets, net of returns and allowances. Worldwide brand volume reflects only owned brands sold to unrelated external customers within our geographic markets, net of returns and allowances, royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. 2017 and pro forma worldwide brand volume includes 100 percent of MillerCoors brand volume.

(2)	Contract brewing and wholesaler volume is included within financial volume as noted above, but is removed from worldwide brand volume as this is non-owned volume for which we do not directly control performance.

(3)	2016 includes MCI and Europe segment royalty volume that is primarily in Russia, Ukraine, Mexico and the Republic of Ireland. Effective January 1, 2017, royalty volumes in Russia and Ukraine are reported within our Europe segment.

Molson Coors Brewing Company and Subsidiaries Table 6: Actual and Pro Forma Condensed Consolidated Statements of Operations ($ In millions, except per share data) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
	Actual	Pro forma	Actual
Volume in hectoliters(1)	21.878	22.516	6.330
Sales	$2,913.8	$3,008.2	$950.8
Excise taxes	(465.1)	(546.8)	(293.6)
Net sales	2,448.7	2,461.4	657.2
Cost of goods sold	(1,372.9)	(1,450.8)	(414.0)
Gross profit	1,075.8	1,010.6	243.2
Marketing, general and administrative expenses	(702.8)	(659.4)	(250.9)
Special items, net	(3.8)	71.7	108.6
Equity income in MillerCoors	—	—	142.4
Operating income (loss)	369.2	422.9	243.3
Interest income (expense), net	(96.6)	(90.9)	(47.3)
Other income (expense), net	0.4	4.7	(15.3)
Income (loss) from continuing operations before income taxes	273.0	336.7	180.7
Income tax benefit (expense)	(64.6)	(75.7)	(16.7)
Net income (loss) from continuing operations	208.4	261.0	164.0
Income (loss) from discontinued operations, net of tax	(0.6)	(0.5)	(0.5)
Net income (loss) including noncontrolling interests	207.8	260.5	163.5
Net (income) loss attributable to noncontrolling interests	(6.5)	(3.6)	(0.8)
Net income (loss) attributable to MCBC	$201.3	$256.9	$162.7

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.94	$1.20	$0.80
From discontinued operations	—	—	—
Basic net income (loss) attributable to MCBC per share	$0.94	$1.20	$0.80

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.93	$1.19	$0.80
From discontinued operations	—	—	—
Diluted net income (loss) attributable to MCBC per share	$0.93	$1.19	$0.80

Weighted average shares - basic	215.0	214.4	203.6
Weighted average shares - diluted	216.5	215.9	205.1

Dividends per share	$0.41		$0.41

Amounts attributable to MCBC
Net income (loss) from continuing operations	$201.9	$257.4	$163.2
Income (loss) from discontinued operations, net of tax	(0.6)	(0.5)	(0.5)
Net income (loss) attributable to MCBC	$201.3	$256.9	$162.7

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See table 5, "Actual and Pro Forma Worldwide Brand Volume" above for further details.

Molson Coors Brewing Company and Subsidiaries Table 7: U.S. Actual and Pro Forma Results of Operations ($ In millions) (Unaudited)

	Three months ended
	March 31, 2017	March 31, 2016
	Actual	Pro Forma	Actual
Volumes in hectoliters(1)(2)	15.772	16.388	16.388
Sales(2)	$1,991.4	$2,063.4	$2,069.3
Excise taxes	(241.5)	(253.2)	(253.2)
Net sales(2)	1,749.9	1,810.2	1,816.1
Cost of goods sold(2)	(1,026.9)	(1,048.7)	(1,033.0)
Gross profit	723.0	761.5	783.1
Marketing, general and administrative expenses	(404.9)	(420.4)	(409.7)
Special items, net(3)	(2.5)	(36.9)	(36.9)
Operating income	315.6	304.2	336.5
Interest income (expense), net	—	(0.5)	(0.5)
Other income (expense), net	—	1.6	1.6
Income (loss) from continuing operations before income taxes	$315.6	$305.3	$337.6
Add/(less):
Special items, net(3)	2.5	36.9	36.9
Acquisition and integration related costs(4)	4.5	—	—
Non-GAAP: Underlying pretax income (loss)	$322.6	$342.2	$374.5
Add: Interest expense (income), net	—	0.5	0.5
Add: Depreciation and amortization	119.3	151.9	117.1
Adjustments to arrive at underlying EBITDA(5)	—	(35.9)	(35.9)
Non-GAAP: Underlying EBITDA	$441.9	$458.7	$456.2

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See table 5, "Actual and Pro Forma Worldwide Brand Volume" above for further details.

(2)	On a reported basis, includes gross inter-segment sales and volumes which are eliminated in the consolidated totals.

(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items, on an actual basis. Results include net special charges primarily related to the closure of the Eden, North Carolina, brewery, which for the three months ended March 31, 2016, includes $35.9 million of accelerated depreciation in excess of normal depreciation associated with the brewery and $1.0 million of other charges. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(4)	For the three months ended March 31, 2017, $0.5 million of integration costs were incurred in cost of goods sold and $4.0 million of integration costs were incurred in marketing, general & administrative expenses.

(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries Table 8: Underlying Equity Income in MillerCoors ($ In millions) (Unaudited)

Three months ended
March 31, 2016
Income (loss) from continuing operations before income taxes	$337.6
Income tax expense	0.5
Net (income) loss attributable to noncontrolling interest	(2.8)
Net income attributable to MillerCoors	$335.3
MCBC economic interest	42%
MCBC proportionate share of MillerCoors net income	140.8
Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors	1.1
Share-based compensation adjustment(1)	0.5
Equity income in MillerCoors	$142.4
Add/(less):
MCBC proportionate share of MillerCoors special items, net of tax(2)	15.5
Non-GAAP Equity Income in MillerCoors	$157.9

(1)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller equity awards held by former Miller Brewing Company employees employed by MillerCoors, as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees who transferred to MillerCoors.

(2)	Results include net special charges of $36.9 million primarily related to the closure of the Eden, North Carolina, brewery for the three months ended March 31, 2016, for which we recorded our proportionate 42% share.

Molson Coors Brewing Company and Subsidiaries Table 9: Canada Results of Operations ($ In millions) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Volume in hectoliters(1)(2)	1.793	1.774
Sales(2)	$377.4	$353.8
Excise taxes	(86.3)	(85.8)
Net sales(2)	291.1	268.0
Cost of goods sold(2)	(181.9)	(157.2)
Gross profit	109.2	110.8
Marketing, general and administrative expenses	(96.0)	(76.7)
Special items, net(3)	1.7	109.3
Operating income (loss)	14.9	143.4
Other income (expense), net	8.2	3.2
Income (loss) from continuing operations before income taxes	$23.1	$146.6
Add/(less):
Special items, net(3)	(1.7)	(109.3)
Other non-core items(4)	(8.1)	—
Non-GAAP: Underlying pretax income (loss)	$13.3	$37.3
Add: Depreciation and amortization	30.8	21.0
Adjustments to arrive at underlying EBITDA(5)	(1.2)	(1.1)
Non-GAAP: Underlying EBITDA	$42.9	$57.2

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See table 5, "Actual and Pro Forma Worldwide Brand Volume" above for further details.

(2)	Reflects gross inter-segment sales, purchases and volumes which are eliminated in the consolidated totals.

(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2017, and March 31, 2016, includes accelerated depreciation expense of $1.2 million and $1.1 million, respectively, related to the planned closure of the Vancouver brewery. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(4)	For the three months ended March 31, 2017, a gain of $8.1 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.

(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries Table 10: Europe Results of Operations ($ In millions) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Volume in hectoliters(1)(2)	4.359	4.261
Sales(2)	$514.4	$560.9
Excise taxes	(132.8)	(202.2)
Net sales(2)	381.6	358.7
Cost of goods sold	(224.1)	(239.9)
Gross profit	157.5	118.8
Marketing, general and administrative expenses	(125.2)	(119.3)
Special items, net(3)	(2.6)	(0.7)
Operating income (loss)	29.7	(1.2)
Interest income, net	1.0	0.8
Other income (expense), net	(0.1)	(0.8)
Income (loss) from continuing operations before income taxes	$30.6	$(1.2)
Add/(less):
Special items, net(3)	2.6	0.7
Acquisition and integration related costs(4)	0.2	—
Non-GAAP: Underlying pretax income (loss)	$33.4	$(0.5)
Add: Interest expense (income), net	(1.0)	(0.8)
Add: Depreciation and amortization	43.8	44.6
Adjustments to arrive at underlying EBITDA(5)	(2.2)	(1.9)
Non-GAAP: Underlying EBITDA	$74.0	$41.4

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See table 5, "Actual and Pro Forma Worldwide Brand Volume" above for further details.

(2)	Reflects gross inter-segment sales which are eliminated in the consolidated totals. Excludes royalty volume of 0.325 million hectoliters and 0.036 million hectoliters for the three months ended March 31, 2017, and March 31, 2016, respectively.

(3)

See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2017, includes accelerated depreciation expense of $2.2 million related to the planned closure of our Burton South brewery in the U.K., and for the three months ended March 31, 2016, includes accelerated depreciation expense of $1.9 million associated with the planned closure of the Burton South brewery in the U.K. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(4)	For the three months ended March 31, 2017, $0.2 million of integration costs were incurred in cost of goods sold.

(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries Table 11: Molson Coors International Results of Operations ($ In millions) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Volume in hectoliters(1)(2)	0.528	0.305
Sales	$66.3	$36.6
Excise taxes	(4.5)	(5.6)
Net sales	61.8	31.0
Cost of goods sold(3)	(39.0)	(20.6)
Gross profit	22.8	10.4
Marketing, general and administrative expenses	(21.0)	(12.7)
Special items, net(4)	(0.3)	—
Operating income (loss)	1.5	(2.3)
Other income (expense), net	—	—
Income (loss) from continuing operations before income taxes	$1.5	$(2.3)
Add/(less):
Special items, net(4)	0.3	—
Acquisition and integration related costs(5)	0.9
Non-GAAP: Underlying pretax income (loss)	$2.7	$(2.3)
Add: Depreciation and amortization	2.3	0.9
Adjustments to arrive at underlying EBITDA	—	—
Non-GAAP: Underlying EBITDA	$5.0	$(1.4)

(1)	Historical volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See table 5, "Actual and Pro Forma Worldwide Brand Volume" above for further details.

(2)	Excludes royalty volume of 0.473 million hectoliters and 0.301 million hectoliters for the three months ended March 31, 2017, and March 31, 2016, respectively.

(3)	Reflects gross inter-segment purchases which are eliminated in the consolidated totals.

(4)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.

(5)	For the three months ended March 31, 2017, $0.9 million of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries Table 12: Corporate Results of Operations ($ In millions) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Volume in hectoliters	—	—
Sales	$0.3	$0.4
Excise taxes	—	—
Net sales	0.3	0.4
Cost of goods sold	63.0	2.8
Gross profit	63.3	3.2
Marketing, general and administrative expenses	(55.7)	(42.2)
Special items, net(1)	(0.1)	—
Operating income (loss)	7.5	(39.0)
Interest expense, net	(97.6)	(48.1)
Other income (expense), net	(7.7)	(17.7)
Income (loss) from continuing operations before income taxes	$(97.8)	$(104.8)
Add/(less):
Special items, net(1)	0.1	—
Acquisition and integration related costs(2)	13.4	53.7
Unrealized mark-to-market (gains) and losses(3)	(63.1)	(2.3)
Non-GAAP: Underlying pretax income (loss)	$(147.4)	$(53.4)
Add: Interest expense (income), net	97.6	48.1
Add: Depreciation and amortization	0.9	1.0
Adjustments to arrive at underlying EBITDA(4)	—	(20.4)
Non-GAAP: Underlying EBITDA	$(48.9)	$(24.7)

(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.

(2)	In connection with the acquisition, for the three months ended March 31, 2017, and March 31, 2016, we have recorded $13.4 million and $14.9 million of transaction related costs recorded within marketing, general & administrative expenses, respectively. For the three months ended March 31, 2016, we recorded financing costs of $18.4 million in other income (expense), net and interest expense of $20.4 million in interest income (expense). The interest income (expense) is included in our adjustments to arrive at underlying EBITDA.

(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(4)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries Table 13: Condensed Consolidated Balance Sheets ($ In millions, except par value) (Unaudited)

	As of
	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$395.0	$560.9
Accounts receivable, net	756.5	669.5
Other receivables, net	166.5	135.8
Inventories, net	663.5	592.7
Other current assets, net	297.7	210.7
Total current assets	2,279.2	2,169.6
Properties, net	4,528.8	4,507.4
Goodwill	8,276.2	8,250.1
Other intangibles, net	14,032.6	14,031.9
Other assets	426.1	382.5
Total assets	$29,542.9	$29,341.5
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,200.5	$2,467.7
Current portion of long-term debt and short-term borrowings	843.0	684.8
Discontinued operations	5.2	5.0
Total current liabilities	3,048.7	3,157.5
Long-term debt	11,443.1	11,387.7
Pension and postretirement benefits	1,157.9	1,196.0
Deferred tax liabilities	1,762.6	1,699.0
Other liabilities	307.2	267.0
Discontinued operations	13.1	12.6
Total liabilities	17,732.6	17,719.8
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 204.2 shares and 203.7 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.4	108.1
Class B exchangeable shares, no par value (issued and outstanding: 15.1 shares and 15.2 shares, respectively)	567.6	571.2
Paid-in capital	6,629.9	6,635.3
Retained earnings	6,232.0	6,119.0
Accumulated other comprehensive income (loss)	(1,470.2)	(1,545.5)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	11,598.3	11,418.7
Noncontrolling interests	212.0	203.0
Total equity	11,810.3	11,621.7
Total liabilities and equity	$29,542.9	$29,341.5

Molson Coors Brewing Company and Subsidiaries Table 14: Condensed Consolidated Statements of Cash Flows ($ In millions) (Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$207.8	$163.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	197.1	67.5
Amortization of debt issuance costs and discounts	6.5	16.7
Share-based compensation	15.5	6.1
(Gain) loss on sale or impairment of properties and other assets, net	(4.4)	(110.1)
Equity income in MillerCoors	—	(142.4)
Distributions from MillerCoors	—	142.4
Equity in net (income) loss of other unconsolidated affiliates	7.3	6.5
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(63.0)	(4.0)
Income tax (benefit) expense	64.6	16.7
Income tax (paid) received	(10.9)	(88.8)
Interest expense, excluding interest amortization	91.7	50.4
Interest paid	(120.7)	(46.9)
Pension expense (benefit)	(7.8)	2.0
Pension contributions (paid)	(36.0)	(6.7)
Change in current assets and liabilities (net of impact of business combinations) and other	(466.6)	(161.7)
(Gain) loss from discontinued operations	0.6	0.5
Net cash used in operating activities	(118.3)	(88.3)
Cash flows from investing activities:
Additions to properties	(180.0)	(71.1)
Proceeds from sales of properties and other assets	42.0	2.4
Investment in MillerCoors	—	(413.7)
Return of capital from MillerCoors	—	283.4
Other	5.9	(6.5)
Net cash used in investing activities	(132.1)	(205.5)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	2,526.4
Exercise of stock options under equity compensation plans	0.3	4.2
Dividends paid	(88.3)	(88.3)
Debt issuance costs	(3.7)	(14.2)
Payments on debt and borrowings	(1,501.1)	(10.3)
Proceeds on debt and borrowings	1,536.0	20.9
Net proceeds from (payments on) revolving credit facilities and commercial paper	131.0	2.5
Change in overdraft balances and other	6.1	17.3
Net cash provided by financing activities	80.3	2,458.5
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(170.1)	2,164.7
Effect of foreign exchange rate changes on cash and cash equivalents	4.2	7.3
Balance at beginning of year	560.9	430.9
Balance at end of period	$395.0	$2,602.9

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
or
Kevin Kim, 303-927-2515